Mr. William B. Sansom
The H.T Hackney Company
Fidelity Building, Suite 300
502 South Gay Street
Knoxville, TN 37902

November 30, 2006


Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549


RE:  Form 4 Signature Authority


Dear Sir or Madam:

This letter is submitted as an Attachment to Form 4.
I hereby authorize and designate the below to file Form 4 on my behalf until such time that a written confirmation is submitted to the Commission removing such authority.

Leslie B.C. Wolfgang
Vice President, Director of External Reporting and Corporate Secretary Mid-America Apartment Communities, Inc.

Simon R.C. Wadsworth
Executive Vice President and Chief Financial Officer
Mid-America Apartment Communities, Inc.

Kathy Rajadurai
Financial Associate
Mid-America Apartment Communities, Inc.



Sincerely,

William B. Sansom